Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-1803, No. 333-108383 and No. 333-189744) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 28, 2022, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2021 and 2020, and the related statements of changes in net assets available for benefits for the years ended December 31, 2021 and 2020, which report appears in the December 31, 2021 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.

/s/ FORIVS, LLP (Formerly, BKD, LLP)
Cincinnati, Ohio
June 28, 2022